Exhibit 10.1

PERSONAL PROPERTY LEASE

THIS PERSONAL PROPERTY LEASE (this “Lease”) effective as of November 3, 2009 (the “Effective Date”), is between AERO METAL PRODUCTS, INC., a Delaware corporation having an address at 1110 Maple Street, Elma, New York 14059 (“Lessee”), and AERO, INC., an Arkansas corporation having an address at 600 South Mill Street, Nashville, Arkansas 71852 (“Lessor”).  SERVOTRONICS, INC., a Delaware corporation having an address at 1110 Maple Street, Elma, New York 14059 is executing this Lease solely for the purpose of Section 19.

NOW, THEREFORE, in consideration of the mutual agreements contained in this Lease and other valuable consideration, the receipt and adequacy of which are acknowledged, the parties agree as follows:

1.           Personal Property Leased.  Lessor hereby leases to Lessee, and Lessee hereby leases from Lessor, the personal property owned by Lessor on the Effective Date which is used in producing product and is located at 600 South Mill Street, Nashville, Arkansas (the “Premises”) including, but not limited to, any personal property which secures any financing obtained by Lessor from a third party or otherwise serves as collateral for any obligations of Seller (collectively, the “Personal Property”).

2.           Term; Termination.

(a)           This Lease commences on the Effective Date and will end on the seventh (7th) anniversary of the Effective Date, unless terminated earlier in accordance with the provisions of this Lease (the “Term”).

(b)           Either party may terminate this Lease, with or without cause, upon twelve (12) months’ prior written notice of termination given to the other party.

3.           Rent Payments.  For the lease of the Personal Property during the Term, Lessee will pay Lessor a monthly rent in the amount of Seven Thousand Five Hundred Dollars ($7,500), payable monthly on the first of each month during the Term.

4.           Location of Personal Property; Inspection.  The Personal Property will be primarily located at the Premises during the Term, and Lessee may not remove the Personal Property from the Premises without Lessor’s prior written consent. Lessor may inspect the Personal Property and observe its use at any time during the Term and during Lessee’s business hours so long as any inspection of the Personal Property does not unreasonably disrupt Lessee’s use of the Personal Property.

5.           Purchase Option or Return of Personal Property.

(a)           Upon the expiration of the Term (other than due to a termination because of Lessee’s default of its obligations under this Lease), Lessee will have the option to purchase all of the Personal Property for a purchase price of One Thousand Dollars ($1,000).  Lessee must deliver to Lessor prior to the expiration of the Term written notice of Lessee’s intent to exercise its purchase option. Upon Lessee’s exercise of such option and delivered of such purchase price, Lessor will execute and deliver to Lessee a bill of sale or other document(s), in form and substance acceptable to Lessee, under which Lessor will convey good and marketable title to the Personal Property to Lessee, free and clear of any liens or other encumbrances. The parties acknowledge that the Personal Property is currently encumbered by a Uniform Commercial Code Financing Statement from Lessor to the Arkansas Department of Economic Development, filed for record July 31, 2003, as filing #31253356260 and amended by filing #7130667521, filed in the offices of the Arkansas Secretary of State.

(b)           Upon the expiration of the Term (other than due to a termination because of Lessee’s default of its obligations under this Lease), if the option to purchase has not been exercised or if a new lease agreement has not been executed, Lessee will return the Personal Property to Lessor in the condition in which it was received, normal wear and tear excepted, at the sole cost and expense of Lessee.

6.           Personal Property.  The Personal Property is and will remain the personal property of Lessor irrespective of its use or manner of attachment to the Premises or to any other real property.  All additions, repairs, accessories and accessions made to the Personal Property during the Term will become part of the Personal Property and the personal property of Lessor.  None of the Personal Property will be deemed to be a fixture even if affixed to, or installed in or on, real property or personal property not constituting part of the Personal Property.

7.           Title to the Personal Property.  Title to the Personal Property will remain in Lessor at all times and Lessee will not have any right, title or interest in any of the Personal Property, unless Lessee purchases the Personal Property under its purchase option in accordance with the terms of Section 5.  Lessor and Lessee intend that this Lease will be deemed to constitute a “true lease” in all respects.

8.           Insurance; Loss and Damage; Personal Property Taxes.

(a)           Lessee will maintain during the Term a)an insurance policy covering the Personal Property for any loss, destruction or theft of, or damage to, any of the Personal Property from any cause (each, a “Casualty”) for not less than the replacement value of the Personal Property which names Lessor as the loss payee pursuant to a loss payable clause satisfactory to Lessor.  Lessee will deliver to Lessor upon request evidence of the insurance required by this Section 8 reasonably satisfactory in form and substance to Lessor.

(b)           Lessee will bear the entire risk of any Casualty or other claims described in Section 8(a), whether or not occurring while any of the Personal Property affected is at the Premises, in transit to or from the Premises or in the possession or under the control of Lessee.  No Casualty will release or suspend any obligation of Lessee under this Lease.  Upon acquiring knowledge of any Casualty, Lessee will give notice of the Casualty to Lessor.  Upon Lessor’s request, Lessee will, at its own cost and expense and at the sole option of Lessor: (i) restore all of the Personal Property affected by any Casualty to as good a condition as when first delivered to Lessee, ordinary wear and tear excepted or (ii) return such Personal Property to Lessor, whereupon this Lease will terminate with respect to the Personal Property affected by the Casualty.

(c)           In the event of any damage to any of the Personal Property from any cause whatsoever during the Term, whether or not covered by insurance, the Personal Property’s repair will be the responsibility and obligation of Lessee.  In this event, Lessee will repair or cause the Personal Property to be repaired (unless Lessor elects to require that Lessee return the Personal Property).  Lessor agrees to assign to Lessee any and all rights Lessor may have under the insurance policy required by this Section 8 with respect to such damage to the extent necessary to reimburse Lessee for any amounts expended by Lessee in connection with the repair of the Personal Property.

(d)           Lessee will be responsible for the payment of any personal property taxes due with respect to the Personal Property during the Term of this Agreement.

9.           Indemnification.  Each party will indemnify the other party and its officers, directors, agents, affiliates and employees (each an “Indemnified Party”) and hold each Indemnified Party harmless from and against all loss, liability, claim, damage, costs and expenses (including, but not limited to, reasonable attorneys’ fees and costs) arising as a result of the indemnifying party’s breach of the terms of this Agreement.

10.           Assignment.  No party may without the prior written consent of the other party, (a) assign, transfer or pledge this Lease or the Personal Property or any interest therein or (b) sublet or lend the Personal Property, except that Lessee may assign its rights and obligations under this Agreement to an Affiliate of Lessee. For purposes of this Agreement, the term “Affiliate” means, with respect to Lessee, any person or entity which directly or indirectly controls, or is under common control with, or is controlled by, Lessee.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities, ownership of partnership or other equity interests, by contract or otherwise).

11.           Costs and Expenses.  Either party will be entitled to recover its costs and expenses (including, but not limited to, attorneys’ fees and disbursements) from the other party incurred by a party in any action to enforce any of its rights under this Lease if such enforcing party prevails in such action.

12.           Notices.  Any notice, request, instruction or other document to be given under this Lease by either party to the other must be in writing and delivered personally by Federal Express or similar national overnight delivery service, or certified mail, postage prepaid, return receipt requested to the address set forth above.  Delivery will be effective: (a) if given by hand delivery, when left at the address of the addressee listed above, (b) if given by overnight delivery service, upon receipt of confirmation of delivery or (c) if given by mail, on the third business day after the communication is deposited in the mail, addressed as listed above.  Either party may designate any other address to which notices should be sent to it by delivering written notice of the new address to the other party in accordance with this section.

13.           Entire Lease.  This Lease constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes each course of dealing or other conduct previously pursued, accepted or acquiesced in, and each oral or written agreement and representation previously made, by the parties with respect to such subject matter, whether or not relied or acted upon.

14.           Applicable Law.  This Lease is governed by and will be interpreted and enforced in accordance with the internal law of the State of New York, without regard to principles of conflict of laws.

15.           Binding.  This Lease is binding upon and inures to the benefit of the parties and each of the successors and permitted assigns of the parties.

16.           Severability.  Whenever possible, each provision of this Lease will be interpreted in such manner as to be effective and valid under applicable law.  If, however, any provision is prohibited by or invalid under applicable law, it will be deemed modified to conform to the minimum requirements of the law, or if for any reason it is not deemed so modified, it will be prohibited or invalid only to the extent of such prohibition or invalidity without the remainder thereof or any other such provision being prohibited or invalid.

17.           Execution.  This Lease may be executed in one or more counterparts, each of which is deemed an original and all of which taken together constitute one and the same instrument.  Either party may execute this Lease by facsimile or PDF signature and the other party will be entitled to rely on such facsimile or PDF signature as evidence that this Lease has been duly executed by such party.

18.           Waiver.  No failure of a party to require, and no delay by a party in requiring, the other to comply with any provision of this Lease will constitute a waiver of the right to require such compliance.  No failure of a party to exercise, and no delay by a party in exercising, any right or remedy under this Lease will constitute a waiver of such right or remedy.  No waiver by a party of any right or remedy under this Lease will be effective unless made in writing.  Any waiver by a party of any right or remedy under this Lease will be limited to the specific instance and will not constitute a waiver of such right or remedy in the future.

19.           Servotronics Guaranty. Servotronics, Inc., the sole shareholder of Lessee, hereby guarantees the obligations of Lessee to Lessor under this Lease.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties duly have executed this Personal Property Lease as of the date first written above.

AERO METAL PRODUCTS, INC.

By:         /s/Timothy McNulty, President
Name:
Title:

AERO, INC.

By:	/s/Pam Trbovich, Chairman, Vice President,
Secretary & Treasurer
Name:
Title:

SERVOTRONICS, INC., solely for the purpose of Section 19

By:         /s/Cari L. Jaroslawsky, Chief Financial Officer
Name:
Title: